Exhibit 99.1

Model Performance Acquisition Corp. Announces Extension of Combination Period and Second Amendment to the Merger Agreement

NEW YORK, September 30, 2022 /PRNewswire/ -- Model Performance Acquisition Corp. (NASDAQ: MPAC, the “Company”), a special purpose acquisition company, announced today that at its extraordinary general meeting of shareholders on September 28, 2022 (the “Meeting”), the Company’s shareholders voted in favor of the proposal to amend its memorandum and articles of association, giving the Company the right to extend the date by which the Company has to complete a business combination (the “Combination Period”) up to two (2) times for an additional three (3) months each time, from October 12, 2022 to April 12, 2023. In connection with the Meeting, 3,508,994 Class A ordinary shares were tendered for redemption. On September 29, 2022, the Company made a deposit of $244,100.60 to the trust account and extended the Combination Period from October 12, 2022 to January 12, 2023. Following such redemptions and the deposit, the amount of funds remaining in the trust account is approximately $23.4 million.

On September 29, 2022, the Company, MultiMetaVerse Inc. (“MMV”) and other named parties entered into the Second Amendment to the Merger Agreement pursuant to which the parties agreed to, among other things, the following:

•	Extend the Outside Closing Date from September 30, 2022 to February 25, 2023;
•	MMV to make an interest-free loan to the Company an aggregate principal amount of $525,000 in two tranches, all of which shall become repayable only at the closing of a business combination by the Company or as otherwise stipulated;
•	Certain MMV shareholders agreed that an aggregate of 5,000,000 ordinary shares of their closing payment shares will be non-transferable and subject to forfeiture in the event that MMV fails to successfully create a new gameplay and make a public announcement regarding release of the new gameplay, whether through introduction of a new mobile game or updates to an existing mobile game within 12 months following the closing of the business combination with the Company.

A Current Report on Form 8-K will be filed with the Securities and Exchange Commission.

About Model Performance Acquisition Corp.

Model Performance Acquisition Corp. is a British Virgin Islands company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Claudius Tsang

Model Performance Acquisition Corp.

Info@firsteuro.co